Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 3, 2026, is by and among Global Business Travel Group, Inc., a Delaware corporation (the “Company”), Gaia Purchaser, Inc., a Delaware corporation (“Parent”), Gaia Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder,” together with the Company, Parent and Merger Sub, the “Parties,” and each individually, a “Party”).

WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of the Class A common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), in each case, as set forth below the Stockholder’s name on Exhibit A hereto (together with any shares of the Company Common Stock and any other voting securities of the Company which such Stockholder or its controlled Affiliates (which for purposes of this Agreement means, with respect to the Stockholder, Qatar Investment Authority (“QIA”) and legal entities that are majority-owned directly or indirectly by QIA and are managed on a day-to-day basis by QIA) may acquire or otherwise come to beneficially own during the term of this Agreement, the “Stockholder Securities”);

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time other than in connection with an Adverse Amendment, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Stockholder, and the Stockholder has (in solely the Stockholder’s capacity as a beneficial owner of Equity Interests (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Company, Parent and Merger Sub as follows:

(a)
As of the time of execution of this Agreement, (i) such Stockholder is the record and beneficial owner of the Stockholder Securities set forth on Exhibit A hereto, (ii) except for the Stockholder Securities set forth on Exhibit A hereto, such Stockholder does not hold nor have any beneficial ownership interest in any other shares of the Company Common Stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, including any option, warrant, call, proxy or commitment, or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”) and (iii) other than pursuant to this Agreement, such Stockholder has not entered into any agreement to transfer, sell, convey or assign any Stockholder Securities or Equity Interests and no Person has a right to acquire any of the Stockholder Securities or Equity Interests.

(b)
The Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Stockholder has the legal right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)
This Agreement has been, duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. No other action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement.

(d)
Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby or the performance of the Stockholder’s obligations hereunder will (i) cause a violation, or a default, by the Stockholder of any applicable Law or Order applicable to the Stockholder or the Stockholder Securities, or to which the Stockholder or the Stockholder Securities are subject, (ii) require any consent by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default under, or cause or permit the termination, cancellation, modification or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any Contract to which the Stockholder is a party or by which the Stockholder or its assets or the Stockholder Securities are bound, other than as required under the Exchange Act, (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s Organizational Documents, (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of the Stockholder, except for compliance with applicable securities Laws and the rules and regulations promulgated thereunder or (v) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any lien on any of the Stockholder Securities (other than any liens created by this Agreement); except in the case of the foregoing clauses (i), (ii), (iv) or (v), as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impair or delay the performance by such Stockholder of its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notifications, approvals or other consents are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement.

(e)
The Stockholder Securities and the certificates, if any, representing the Stockholder Securities owned by the Stockholder are now, and at all times during the term hereof will be, held by the Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens or encumbrances (other than any such liens or encumbrances arising hereunder).

(f)
Other than as provided in this Agreement, the Stockholder has full and unencumbered voting power with respect to the Stockholder Securities and full and unencumbered power of disposition, full and unencumbered power to issue instructions with respect to the matters set forth herein, and full and unencumbered power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder Securities. Except for this Agreement and the Company Shareholders Agreement, the Stockholder Securities of such Stockholder are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities. The Stockholder has not entered into any Contract that is inconsistent with, or would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

(g)
As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its assets (including the Stockholder Securities) at law or equity before or by any Governmental Authority that would reasonably be expected to impair, prevent or delay the performance by the Stockholder of its obligations under this Agreement or otherwise impact the Stockholder’s ability to perform its obligations hereunder in a timely manner.

(h)
The Stockholder has received and reviewed a copy of the Merger Agreement. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity.

(i)
No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement payable by any Person other than the Stockholder based upon arrangements made by or on behalf of such Stockholder (it being understood that arrangements of the Company or its other Affiliates shall not be deemed to be an arrangement of such Stockholder).

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each of Parent, Merger Sub, and the Stockholder, as follows:

(a)
The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Company has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement.

(b)
This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company and is enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c)
The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement and the performance of the Company’s obligations hereunder, will not: (i) violate or conflict with any Law or Order to which the Company is subject; (ii) require any consent by any Person under, constitute a breach or default under, or cause or permit the termination, cancellation, modification or acceleration or creation of any right or obligation under any provision of any Contract binding upon the Company or any of its Subsidiaries; (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of the Stockholder, except for compliance with applicable securities Laws and the rules and regulations promulgated thereunder; or (iv) violate any provision of the Company’s Organizational Documents, except, in the case of the foregoing clause (ii) or (iii), as would not, individually or in the aggregate, prevent or delay the performance by the Company of any of its obligations under this Agreement.

Section 3. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to each of the Company and the Stockholder as follows:

(a)
Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and each of Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement.

(b)
This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, is enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(c)
The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the performance of each of their obligations hereunder, will not: (i) violate or conflict with any Law or Order to which Parent or Merger Sub is subject; (ii) require any consent by any Person under, constitute a breach or default under, or cause or permit the termination, cancellation, modification or acceleration or creation of any right or obligation under any provision of any Contract binding upon Parent or Merger Sub; (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of the Stockholder, except for compliance with applicable securities Laws and the rules and regulations promulgated thereunder; or (iv) violate any provision of the Organizational Documents of Parent or Merger Sub, except, in the case of the foregoing clause (ii) or (iii), as would not, individually or in the aggregate, prevent or delay the performance by Parent or Merger Sub of any of its obligations under this Agreement.

(d)
As of the date of this Agreement, except as would not, individually or in the aggregate, prevent or delay the performance by Parent or Merger Sub of any of its obligations under this Agreement, (i) there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub; and (ii) neither Parent nor Merger Sub is subject to any Order that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(e)
Each of Parent and Merger Sub has not obtained or induced directly or indirectly through any Person and will not attempt to so obtain or induce the procurement of this Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Agreement, or a favorable relationship with the Stockholder or any of its Affiliates, through any corrupt or illegal business practice.

(f)
Each of Parent and Merger Sub has not given or agreed to give and shall not give or agree to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratuity, bribe or kickback, whether described as a consultation fee or otherwise (“Fees”), with the object of obtaining or inducing the procurement of this Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Agreement. For the avoidance of doubt, the following shall not be deemed to be Fees within the meaning of this paragraph: (i) any payments that are legitimate in the normal course of business between each Party hereto pursuant to this Agreement, and (ii) items, including refreshments, of an inconsequential or immaterial cost or value.

Section 4. Transfer of the Shares; Other Actions.

(a)
Prior to the Termination Date, the Stockholder shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly: (i) transfer, assign, sell, gift-over, hedge or swap (or such other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) transfer the economic or voting consequences of ownership of any Equity Interests), pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend, distribution, merger, tendering into any tender or exchange offer, testamentary disposition, by operation of Law or otherwise), enter into any derivative arrangement with respect to, or create or permit to exist any material lien or encumbrance on, or enter into any agreement with respect to, any Stockholder Securities or other Equity Interests in the Company (“Transfer”); (ii) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities; (iv) deposit any of the Stockholder Securities into a voting trust or enter into a voting agreement or arrangement with respect to any Stockholder Securities; (v) take or cause the taking of any other action that would reasonably be expected to restrict, prevent, materially impede or delay the performance of the Stockholder’s obligations hereunder or seek to do or solicit any of the foregoing actions, or cause any other Person to take any of the foregoing actions, excluding any bankruptcy filing; or (vi) otherwise approve or consent to any of the foregoing; provided, that, notwithstanding the foregoing, nothing herein shall prohibit a Transfer of the Stockholder’s Equity Interests in the Company, including any Stockholder Securities, (x) to Parent, Merger Sub or one or more of their respective Affiliates, or (y) to a controlled Affiliate of the Stockholder (a “Permitted Transfer”), in the case of clause (y), so long as, prior to any such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of such Stockholder under, this Agreement with respect to such Stockholder Securities by executing and delivering to Parent a joinder agreement in form and substance reasonably acceptable to Parent (on the execution and delivery of a joinder agreement by such transferee, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder). Any action (including any purported Transfer) taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date. The Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.

(b)
At all times from the date hereof until the earlier of (i) the Company’s receipt of the Requisite Stockholder Approval and (ii) the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company (or its counsel) to notify its transfer agent that there is a stop transfer order with respect to all of the Stockholder Securities (and that this Agreement places limits on the voting and transfer of the Stockholder Securities), subject to the provisions hereof and provided that any such stop transfer order and notice shall immediately be withdrawn and terminated by the Company promptly following the earlier of (x) the Company’s receipt of the Requisite Stockholder Approval and (y) the Termination Date.

(c)
The Stockholder waives and agrees not to exercise or assert any appraisal rights or dissenter’s rights available to the Stockholder with respect to the Merger with respect to all or any portion of the Stockholder Securities pursuant to Section 262 of the DGCL.

(d)
The Stockholder agrees that it will not commence or participate in any Legal Proceeding, whether derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors or assigns, or their respective boards of directors (or similar governing bodies) and officers, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, or the consummation of the transactions contemplated hereby or thereby, including any such Legal Proceeding (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (B) alleging a breach of any fiduciary duty of the Company Board (or a committee thereof, including the Special Committee) in connection with the Merger Agreement or the Transactions, and the Stockholder hereby agrees to take all actions necessary to opt out of any class in any class action relating to the foregoing; provided, that this Section 4(d) shall not be deemed (i) a waiver of any rights of the Stockholder or its Affiliates for any breach of this Agreement by Parent, the Company or any of their respective Affiliates; (ii) a waiver or release of claims that cannot be released as a matter of law; or (iii) a waiver or release of claims for fraud or intentional or willful misconduct; provided, further, that the foregoing shall not limit, restrict or prohibit the Stockholder from claiming or asserting any defenses or counterclaims in connection with any claim or other Legal Proceeding arising out of or in connection with this Agreement, or the transactions contemplated hereby.

Section 5. Agreement to Vote and Support.

(a)
Prior to the Termination Date, the Stockholder hereby irrevocably and unconditionally agrees that at every annual, special or other meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Company Stockholders, the Stockholder (in Stockholder’s capacity as a holder of the Stockholder Securities) shall, or shall cause the holder of record on any applicable record date to, in each case to the fullest extent that the Stockholder Securities held by or on behalf of such Stockholder are entitled to vote thereon: (i) appear (in person or by proxy) at each such meeting or otherwise cause all of Stockholder’s shares of Stockholder Securities entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) unconditionally and irrevocably affirmatively vote (or cause to be voted if another Person is the holder of record of any Stockholder Securities beneficially owned by the Stockholder), in person or by proxy, (and not to withdraw any such vote), or deliver (or cause to be delivered) and not withdraw a written consent with respect to, all the Stockholder Securities entitled to vote (A) in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (2) any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.4 of the Merger Agreement, (3) the adoption of any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, does not (x) decrease the Per Share Price (other than any such decrease as a result of any adjustment pursuant to Section 2.7(b) of the Merger Agreement), (y) change the form of the Per Share Price, or (z) result in a change that is materially adverse to the Stockholder (any amendment that results in clauses (x) through (z), an “Adverse Amendment”) and (4) any other proposal considered and voted upon by the Company stockholders at any meeting of the stockholders of the Company necessary or desirable for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and/or (B) against any (1) Acquisition Proposal and Alternative Acquisition Agreement, (2) action or agreement that would be reasonably likely to result in (I) a breach of any covenant or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement or (II) any of the conditions set forth in Article VII of the Merger Agreement not being satisfied and (3) other action or agreement that is intended to, or which would reasonably be expected to, delay, impede, interfere with, postpone, prevent or otherwise adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided that, in the event of a Company Board Recommendation Change made pursuant to, and in accordance with, Section 5.3(d)(i) of the Merger Agreement in respect of an Intervening Event, the obligation of the Stockholder to vote the Stockholder Securities in the manner set forth in this Section 5(a) shall be modified such that the Stockholder shall only be required by this Agreement to vote such number of Stockholder Securities as is equal to the number of Stockholder Securities (rounded to the nearest whole share) that would represent, on a pro rata basis calculated based on the number of Stockholder Securities set forth on Exhibit A relative to the Equity Interests held by any other Company Stockholders entering into voting agreements with Parent, Merger Sub and the Company, 35.00% of the total voting power of the outstanding Equity Interests of the Company.

(b)
Notwithstanding anything to the contrary herein, the Stockholder shall retain at all times the right to vote the Stockholder Securities in its sole discretion and without any other limitation on those matters that are at any time or from time to time presented for consideration to the Company Stockholders (other than those set forth in Section 5(a)).

(c)
The Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the Stockholder Securities. Parent and Merger Sub acknowledge that the Stockholder may have nominated individuals to serve on the Company Board, and, notwithstanding anything to the contrary in this Agreement, that the taking of any actions or omissions by any such individual (solely in such individual’s capacity as a director of Company) shall in no instance be subject to the terms and provisions, or deemed to constitute a breach, of this Agreement, nor shall this Agreement otherwise limit any action or decision by such individual in his capacity as a director of the Company.

Section 6. Stockholder Covenants.

(a)
In the event that such Stockholder is a party to the Company Shareholders Agreement, subject to and effective upon the Closing, each of the Company and the Stockholder shall cause the Company Shareholders Agreement as among the Company, GBT JerseyCo Limited and the Stockholder (or an Affiliate thereof) to be terminated and of no further force or effect in all respects, and for none of the Company, GBT JerseyCo Limited or the Stockholder (or an Affiliate thereof) to have any further rights or obligations thereunder, in each case, in accordance with Section 10.1 of the Company Shareholders Agreement (such that the rights and obligations of the Stockholder and its Affiliates, the Company and GBT JerseyCo Limited, as applicable under Section 8.1.4, Section 8.2, Section 10.3, Section 10.8 and Section 10.16 of the Company Shareholders Agreement shall survive such termination); provided, that the termination of the Company Shareholders Agreement shall not prevent any Party hereto from seeking any remedies (at law or in equity) against any other Party hereto for that Party’s breach that may have occurred at or before such termination.

(b)
The Stockholder shall not, and shall cause its controlled Affiliates not to, participate in or otherwise support any tender offer for equity securities of the Company.

Section 7. Further Assurances. From time to time and without additional consideration, each Party shall execute and deliver, or cause to be executed and delivered, any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

Section 8. Termination.

(a)
This Agreement, and all rights and obligations of the Parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) the valid termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) any Adverse Amendment;

(iv) the written consent of each of the Parties; or

(v) November 1, 2026 (the “Outside Date”); provided, that if the Termination Date (as defined in the Merger Agreement) is extended to February 1, 2027 (the “Extended Outside Date”) pursuant to the first proviso to Section 8.1(c) of the Merger Agreement, then the Outside Date shall be extended to the Extended Outside Date.

(b)
Upon termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any Party from liability for fraud or any material breach of this Agreement prior to such termination. For the avoidance of doubt, in no event will the Stockholder be liable for any claims, losses, damages, expenses or other liabilities or obligations resulting from or related to any breach of the Merger Agreement by any party thereto.

(c)
Section 8(b), Section 9, Section 10 and Section 13 hereof shall survive the termination of this Agreement.

Section 9. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

Section 10. Public Announcements. The Stockholder (a) consents to and authorizes the publication and disclosure by the Company, Parent and its Affiliates of its identity and holding of the Stockholder Securities and the nature of its commitments and obligations under this Agreement in any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated thereby and any disclosure required by the SEC or other Governmental Authority, provided that the Company and Parent shall provide the Stockholder and its counsel reasonable opportunity to review and comment thereon and shall give reasonable consideration to any such comments prior to any such disclosures being made public, (b) authorizes the Company and Parent to include this Agreement as an exhibit to any filing required to be made by the Company or Parent with the SEC in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (c) agrees promptly to give to Parent and the Company, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents (including furnishing all information concerning such Stockholder and its Affiliates to Parent and the Company that is reasonably necessary for the preparation and filing of the Proxy Statement, and reasonably assisting and cooperating with Parent and the Company in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments thereto received from the SEC) and (d) notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect, and provided, further, that none of the Company, Parent, or any of their respective Affiliates shall publicize or otherwise disclose the identity of the Stockholder in connection with any potential rollover transaction without the prior written consent of the Stockholder. Parent and the Company consent to and authorize the publication and disclosure by the Stockholder of this Agreement and the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by the Stockholder in connection with the Merger, provided that the Stockholder shall provide Parent and the Company and their respective counsel reasonable opportunity to review and comment thereon and shall give reasonable consideration to such comments prior to any such disclosures being made public. If applicable and to the extent required under applicable Law, the Stockholder shall promptly and in accordance with applicable Law amend its Schedule 13D filed with the SEC to disclose this Agreement and the Stockholder shall (i) provide a reasonable opportunity to the Company, Parent and Merger Sub to review and comment on any such draft and (ii) give reasonable consideration to comments thereto proposed by the Company, Parent or Merger Sub prior to such filing.

Section 11. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the Company Common Stock on, of or affecting the Stockholder Securities or (b) that the Stockholder shall directly or indirectly acquire or become the beneficial owner of any additional shares of the Company Common Stock or other Equity Interests (including pursuant to a stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Stock), recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), then the terms of this Agreement shall apply to the shares of the Company Common Stock or other Equity Interests held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that the Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5(a)(ii) hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.

Section 12. No Solicitation. Prior to the Termination Date, the Stockholder shall not, and shall cause each of its controlled Affiliates not to, and shall not authorize or knowingly permit its and their Representatives to, directly or indirectly, take any action that the Company or its Subsidiaries or its or their Representatives would then be prohibited from taking under the first sentence of Section 5.3(a) of the Merger Agreement as if such section of the Merger Agreement applied, mutatis mutandis, to the Stockholder or that would otherwise cause the Company, its Subsidiaries or any of their respective Representatives to violate Section 5.3 of the Merger Agreement; provided that the Stockholder shall be permitted to engage in discussions with a third party with the consent of the Company Board or the Special Committee in connection with a bona fide, written Acquisition Proposal if (and only if) the Company Board determines that the proposal constitutes or could reasonably lead to a Superior Proposal in accordance with Section 5.3 of the Merger Agreement and, in such case, for only so long as the Company Board engages with such third party with respect to such proposal. The Stockholder shall, and shall cause its controlled Affiliates, and shall direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal. Notwithstanding anything to the contrary herein, (i) nothing in this Section 12 shall restrict actions, discussions or negotiations with, or otherwise apply with respect to, the Company, Parent, Merger Sub and their respective Affiliates and (ii) the Stockholder and controlled Affiliates shall not enter into any Contract with any Person that prohibits or otherwise limits the Stockholder from complying with its obligations in this Section 12.

Section 13. Miscellaneous

(a)
Notices. All notices and other communications given or made hereunder shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York time (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email (to the extent that no “bounce back”, “out-of-office” replies or similar automatically generated response indicating non-delivery is received with respect thereto). Such communications must be sent to the Stockholder, Parent or Merger Sub at the address set forth below, or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 13(a) (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

(i) If to the Stockholder:

QIA Retail Holding LLC
Legal Department
Ooredoo Tower (Building 14)
Al Dafna Street (Street 801)
Al Dafna (Zone 61)
Doha, Qatar
Attn:	Chief of Legal and General Counsel
Email:	notices.legal@qia.qa

with copies to:
notices.m&a@qia.qa and notices.retail_consumer@qia.qa

with a copy (which shall not constitute notice) to:

Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
Attn:	George Casey
Elena Rubinov
Email:	george.casey@linklaters.com
elena.rubinov@linklaters.com

(ii) If to Parent or Merger Sub:

Gaia Purchaser, Inc.
32 Avenue of the Americas
New York, NY 10013
Attn: Alexander Taubman
E-mail: Alex@llmh.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn:	Tad Freese
Ian Nussbaum
Sean Parish
Seth Gottlieb

Email:	Tad.Freese@lw.com
Ian.Nussbaum@lw.com
Sean.Parish@lw.com
Seth.Gottlieb@lw.com

(iii) If to the Company:

Global Business Travel Group, Inc.
666 Third Avenue, 4th Floor
New York, NY 10172
Attn: Eric J. Bock, General Counsel’s Office
Email: Eric.J.Bock@amexgbt.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Daniel Wolf, P.C.
David M. Klein, P.C.
Brian H. Junquera
Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
brian.junquera@kirkland.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attn:	Peter D. Serating
Thaddeus P. Hartmann
Email:	Peter.Serating@skadden.com
Thaddeus.Hartmann@skadden.com

(b)
Headings; Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section 1.3 of the Merger Agreement shall apply, mutatis mutandis, to the terms of this Agreement. An “Affiliate” of the Stockholder will only be deemed to be an Affiliate under this Agreement for so long as it continues to the meet the definition of such term.

(c)
Counterparts. This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each Party hereto shall have received one or more counterparts hereof signed by each of the other Parties hereto. A copy of this Agreement executed or delivered by electronic means shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

(d)
Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters and (ii) is not intended to confer, nor shall it confer, upon any Person other than the Parties any rights or remedies or benefits of any nature whatsoever.

(e)
Governing Law, Jurisdiction. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13(a) or in such other manner as may be permitted by applicable Law, and nothing in this Section 13(e) will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises in connection with this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(f)
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF any LEGAL Proceeding (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT or OTHERWISE) directly or indirectly arising out of or relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13(F).

(g)
Assignment. Other than in connection with any Transfer permitted by Section 4, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any Affiliate thereof to whom they have assigned the Merger Agreement; provided, however, that, following the Effective Time, Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

(h)
Severability of Provisions. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is held by a court of competent jurisdiction or other Governmental Authority as illegal, invalid or unenforceable, (i) a suitable and equitable provision to be negotiated by the Parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the original intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(i)
Specific Performance. Each of the Parties hereto acknowledges and agrees that the rights of each Party hereto to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party hereto agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party hereto shall be entitled to enforce specifically the terms and provisions of this Agreement and to an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereto hereby waives the defense, that there is an adequate remedy at Law.

(j)
Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the Parties and, with respect to the Company, approved by the Special Committee, and no waiver or consent hereunder shall be effective against any Party unless it shall be in writing and signed by such Party and, with respect to the Company, approved by the Special Committee. Notwithstanding anything herein to the contrary, this Agreement may not be amended, waived or modified in any manner without the prior written consent of the Company and the approval of the Special Committee.

(k)
No Presumption. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(l)
No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by the Parties.

(m)
No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company and none of Parent nor Merger Sub shall exercise any power or authority to direct the Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

GAIA PURCHASER, INC., a Delaware corporation

By:
Name:
Title:

GAIA MERGER SUB, INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Voting and Support Agreement

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:
Name:
Title:

Signature Page to Voting and Support Agreement

QIA RETAIL HOLDING LLC

By:
Name:
Title:

Signature Page to Voting and Support Agreement

EXHIBIT A

Stockholder Securities

QIA Retail Holding LLC:

Shares of the Company Common Stock: 87,659,000